Exhibit 99.1

BOCHNOWSKI FAMILY VOTING AGREEMENT

Bochnowski Family Voting Agreement (as amended from time to time, the “Agreement”) dated as of November 21, 2024, by and among each of the signatories hereto and each Person who may become a party to this Agreement in accordance with Section 10.3 hereof.

W I T N E S S E T H:

WHEREAS, each of the Stockholders listed on Schedule A hereto is, as of the date hereof the record or beneficial owner of Common Stock (the “Shares”) of Finward Bancorp, an Indiana corporation (the “Company”), in the amounts set forth next to such Stockholder’s name on such schedule;

WHEREAS, each of the Stockholders, including in their capacities as custodians over family accounts or as trustees of certain family trusts identified on Schedule A (collectively the “Family Trusts”) believes that it is in the best long-term interests of the Stockholders and the beneficiaries of the Family Trusts to consolidate and unify the voting power represented by the Shares; and

WHEREAS, certain capitalized terms used herein are defined in Section 11.

NOW THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein, the Stockholders agree as follows:

Section 1. Voting Arrangements.

1.1 On any matter on which any Shares are entitled to vote, each Stockholder agrees that all Shares that such Stockholder can vote or over which such Stockholder has voting control shall be voted in accordance with the determination of Benjamin J. Bochnowski, or in the event of his death or Incapacity, David A. Bochnowski, or, in the event of the death or Incapacity of David A. Bochnowski, Ann M. Bochnowski.

1.2 In order to secure each Stockholder’s obligation to vote such Stockholder’s Shares in accordance with the provisions of Section 1.1, each Stockholder hereby appoints Benjamin J. Bochnowski or, in the event of his resignation, death or Incapacity, David A. Bochnowski, or, in the event of David A. Bochnowski’s resignation, death or Incapacity, Ann M. Bochnowski (such person, the “Proxy”) as such Stockholder’s true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of such Stockholder’s Shares as provided for in Section 1.1. The proxies and powers granted by each Stockholder pursuant to this Section 1.2 are coupled with an interest and are given to secure the performance of the obligations under this Agreement. Such proxies and powers will be irrevocable until the termination of this Agreement and will survive the death or Incapacity of each such Stockholder who is an individual and the existence of each such Stockholder that is a trust or other entity.

1.3 Any Proxy acting hereunder may resign at any time and for any reason by a written notice delivered to all Stockholders parties to this Agreement.

1.4 In the event that there shall be no Proxy or in the event that, for any reason, Section 1.2 shall be deemed invalid or the Proxy is unable to vote all or a portion of the Shares, each Stockholder agrees that he, she or it shall take all necessary or desirable actions within such respective Stockholder’s control (including in such Stockholder’s capacity as a stockholder, custodian, trustee or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and/or execution of written consents in lieu of meetings) to vote all such Shares that may be voted on any matter as directed by the Proxy in accordance with the provisions of Section 1.1. In such event, each Stockholder shall promptly send written notice advising that the Shares within such Stockholder’s control have been voted, and, in the case of any action taken by written consent, shall promptly furnish a copy of the signed consent, to each other Stockholder party to this Agreement.

Section 2. Transfers and Sales.

2.1 Power of Transfer and Sale. Except as otherwise provided in this Section 2, and subject to the provisions of Section 2.3 and 2.4 below as well as applicable federal or state securities laws and any applicable provisions of the Company’s insider trading policy in effect from time to time (including any applicable trading window restrictions or pre-clearance procedures), each Stockholder shall continue to have the unencumbered right, with respect to all or a portion of the Shares owned by such Stockholder, to sell, transfer, assign, pledge, encumber, convert or otherwise dispose of, including in the case of any individual Stockholder who may become a signatory hereto, in connection with the death of such Stockholder, any such Shares (“Transfer”). Each Stockholder agrees to provide written notice of any voluntary or involuntary Transfer to the Proxy not less than two (2) Business Days following such Transfer.

2.2 Restrictions on Transferring Voting Power. Notwithstanding Section 2.1 above, no Stockholder shall enter into any transaction or arrangement that would have the effect, directly or indirectly, of restricting or assigning all or a portion of such Stockholder’s power to vote such Stockholder’s Shares while such Stockholder retains the economic consequences of ownership of such Shares.

2.3 Sales; Right of First Refusal.

(a) In the event a Stockholder (the “Seller”) proposes to Transfer any Shares (the “Sale Shares”) owned by such Stockholder to a Person other than a Family Transferee, such Seller must first provide notice (the “Sale Notice”) to the other Stockholders (the “Sale Offerees”), each of whom shall have the right, exercisable within five (5) Business Days after receipt of the Sale Notice, to purchase the Sale Shares owned by the Seller for a price per Share equal to the Fair Market Value of the Sale Shares as of the date such Notice is sent or, if lower, at the price stated in the Sale Notice.

(b) If the Sale Offerees have not elected to purchase all the Sale Shares within the applicable election period, each Sale Offeree that elected to purchase Sale Shares shall be provided an additional five (5) Business Days, after the expiration of such election period, to elect to purchase the remaining Sale Shares. If the offer to sell the Sale Shares is oversubscribed at the expiration of any election period, such Sale Shares will be allocated on a pro rata basis among the Sale Offerees based on the number of Sale Shares that each has elected to purchase.

(c) Any deadlines stated herein notwithstanding, no election period shall expire during any period when a trading “window” is closed under the applicable insider trading policy of the Company.

(d) Subject to Section 2.3(e), the closing of the sale to the Sale Offerees will be held as soon as practicable after the expiration of all of the applicable election periods under Section 2.3(a) and (b) and, in any event, no later than five (5) Business Days after such expiration (the “Closing Date”). Contemporaneously with such closing, the Seller will deliver a certificate or certificates representing ownership of the Sale Shares, properly endorsed for transfer and with all necessary transfer or documentary stamps, if any, affixed or if the Sale Shares are not certificated, the Seller will cause such Shares to be transferred by book-entry transfer or other similar means, and in each case against receipt from each purchasing Sale Offeree of the Sale Price or allocable portion thereof in cash or by certified or bank cashier’s check or wire or interbank transfer of funds.

(e) The obligation of a Seller and a purchasing Sale Offeree to proceed with the closing on the Closing Date and the obligation to consummate a sale prior to the Sale Expiration Date (as defined below) will be conditioned upon, and the Closing Date or the Sale Expiration Date, as applicable, will be extended to a date which is five (5) Business Days following, the receipt of all governmental and regulatory consents, approvals or waivers that may be required in connection with the purchase and sale of the Sale Shares and which date occurs during an open “window” under the insider trading policy of the Company. The Seller and each of the purchasing Sale Offerees will use all reasonable efforts to promptly make all filings, give all notices and secure all consents, approvals and waivers that may be required in connection with the purchase and sale of the Sale Shares.

(f) Each Seller will have the right beginning with the expiration of the last election period under Section 2.3(a) and (b) and continuing until 90 days thereafter or, if later, the last date for the closing of such purchase under Section 2.3(d) or Section 2.3(e) (such later date being the “Sale Expiration Date”) as applicable, to sell all Sale Shares that the Sale Offerees do not elect to purchase at a price equal to or greater than that in the Sale Notice except to the extent such Shares are sold in a market transaction, subject to compliance with any applicable insider trading policy of the Company. If such Sale Shares are not sold prior to the Sale Expiration Date, all rights to sell such Sale Shares pursuant to such Sale, without making another offer to the Sale Offerees pursuant to this Section 2.3, will terminate and the provisions of this Section 2.3 will continue to apply to any proposed Sale in the future.

2.4 Transfers and Sales to Family Transferees and Affiliates. Notwithstanding Section 2.1 above, each Stockholder shall require any Family Transferee or Affiliate to whom such Stockholder Transfers Shares, including without limitation through bona fide gifts or through the establishment of Family Trusts or custodial accounts, to become a party to this Agreement as a Stockholder as a condition to effecting any such Transfer. In the event of a proposed Transfer to a Family Transferee or Affiliate, the transferring Stockholder shall provide written notice to the Proxy within two (2) Business Days of such Transfer, which shall include such Family Transferee’s agreement to be bound by the terms and conditions of this Agreement.

2.5 Other Transfers. Any Transfer or attempted Transfer of Shares in violation of this Section 2 shall be void.

Section 3. Liability; Indemnification.

3.1 No party hereto at any time acting under this Agreement shall be liable for any loss, liability, expense or damage to any other party hereto or beneficiaries of the Family Trusts occasioned by such party’s acts or omissions in good faith in carrying out his or her duties under this Agreement (including acts or omissions in reliance on advice of counsel), and in any event a party hereto shall be liable only for his or her bad faith or gross negligence, but not for honest errors of judgment.

Section 4. Amendment.

4.1 The provisions of this Agreement may be amended by a Supermajority Vote.

Section 5. Termination.

5.1 Unless sooner terminated by a written instrument signed by the Stockholders, acting by Supermajority Vote, this Agreement shall terminate upon the earlier of (i) the number of Stockholders governed by this Agreement ceasing to be at least two in number; (ii) the aggregate number of Shares subject to this Agreement ceasing to constitute at least 5.0% of the total voting power of the aggregate number of outstanding shares of Common Stock (including unvested restricted stock); or (iii) a Change in Control of the Company.

Section 6. Enforceability, Remedies.

6.1 The Shares governed by this Agreement represent a significant portion of the voting control of the Company. For this reason, among others, the parties hereto and the beneficiaries of the Family Trusts will be irreparably damaged in the event that this Agreement is not specifically enforced. Should any dispute arise as to any vote of any such Shares or any other action under this Agreement, an injunction may be issued restraining any such vote or other action pending the determination of such controversy, and in the event a party hereto fails to comply with its obligations hereunder, such party’s obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedy any of the parties hereto may have.

Section 7. Jurisdiction and Venue.

7.1 Each party to this Agreement hereby agrees that any action, suit or proceeding arising out of or relating to this Agreement will be commenced in the United States District Court for the Northern District of the State of Indiana or in any court of the State of Indiana. Each party to this Agreement hereby irrevocably consents to the jurisdiction and venue of the United States District Court for the Northern District of the State of Indiana and of any court of the State of Indiana.

Section 8. Endorsement of Share Certificates; SEC Reporting.

8.1 As soon as possible after the execution of this Agreement or upon later acquisition of additional Common Stock, each Stockholder shall endorse on the face of any certificates representing the Common Stock then owned or thereafter acquired by such Stockholder a legend reading substantially as follows:

“The voting of the shares represented by this Certificate is restricted by, and subject to the terms and conditions of, the Bochnowski Family Voting Agreement, dated as of November 21, 2024, as it may be amended, a copy of which will be furnished without charge to the holder of such shares upon written request.”

In the case of any Shares held in book entry form, the Stockholder shall advise the Company’s transfer agent to record in its records the fact that the voting of the Shares is subject to this Agreement.

8.2 Each Stockholder acknowledges that this Agreement may result in the Stockholders being deemed to have formed a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, with respect to their beneficial ownership of the Shares. Each Stockholder agrees to promptly provide such information and execute such documents as may be necessary or reasonably requested by the Proxy, including customary powers of attorney, to prepare and jointly file with the Securities and Exchange Commission on behalf of the Stockholders a beneficial ownership report on Schedule 13D or, if permitted by applicable rules, Schedule 13G, reflecting each Stockholder’s respective beneficial ownership of the Shares, as well as in connection with any amendments to such filing as may be necessary or advisable from time to time as determined by the Proxy.

Section 9. Notices.

9.1 Any notice required or desired to be delivered hereunder shall be (i) in writing, (ii) delivered by personal delivery, sent by commercial delivery service or certified mail, return receipt requested, or by facsimile or electronic mail, (iii) deemed to have been given on the date of personal delivery, the date set forth in the records of the delivery service or return receipt, or in the case of facsimile or electronic mail, upon dispatch, and (iv) addressed as designated on Schedule B hereto (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof).

Section 10. Construction.

10.1 All of the provisions of this Agreement shall apply to all Shares now owned or hereafter acquired by the Stockholders. Unless expressly so provided herein, nothing hereunder shall be deemed to constitute any Person a third-party beneficiary of this Agreement.

10.2 This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Indiana, without regard to the conflict of laws provisions of such laws.

10.3 This Agreement shall be binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns. Without limiting the generality of the preceding sentence, this Agreement shall be binding on (i) any successor Stockholder, (ii) any successor trustee to any of the Trustees party hereto as of the date hereof and (iii) any Person that hereafter acquires any Shares subject to a condition that such Person shall agree in writing to be bound by the terms and conditions of this Agreement, upon such Person’s acceptance of that condition.

10.4 Any party to this Agreement shall cease to be a party to this Agreement as of the time at which such party no longer holds any Shares.

10.5 This Agreement may be executed and delivered (including by means of facsimile or scanned pdf image) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11. Definitions.

11.1 Defined Terms. When used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” with respect to any Stockholder shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Stockholder.

“Agreement” has the meaning set forth in the preamble hereto.

“Business Combination” has the meaning set forth in the definition of “Change in Control”.

“Business Day” means any day of the year other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to be closed.

“Change in Control” means the first to occur of:

(A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company, or (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of both (x) the total voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Voting Stock”) and (y) the fair market value of the outstanding shares of capital stock of the Company (“Economic Stock”);

(B) consummation of a reorganization, merger or consolidation, the sale or other disposition of all or substantially all of the assets of the Company (in each such case, a “Business Combination”), unless all or substantially all of the individuals and entities who were the beneficial owners, respectively, of both the Voting Stock and the Economic Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of either (x) the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination or (y) the total fair market value represented by all the voting and nonvoting equity securities of the corporation resulting from the Business Combination (in each such case including, without limitation, an entity which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination, of the Voting Stock and Economic Stock (combined) of the Company; or

(C) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

“Closing Date” has the meaning set forth in Section 2.3.

“Common Stock” means the common stock, no par value, of the Company.

“Company” has the meaning set forth in the preamble hereto.

“Economic Stock” has the meaning set forth in the definition of “Change in Control”.

“Fair Market Value” shall be the mean between the highest and lowest quoted selling prices of the Common Stock on the principal market or exchange on which the Shares are then listed or quoted for trading on the relevant date. If there were no sales on the relevant date, the fair market value shall be determined by taking a weighted average of the means between the highest and lowest quoted selling prices of the Common Stock on the nearest 5-business days prior to the relevant date.

“Family Transferee” means, with respect to any Stockholder, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such Stockholder, and shall include adoptive relationships, or any custodial arrangement or trust for the benefit of one or more of such persons, or (ii) any partnership, limited liability company, corporation or other legal entity all of whose partners, members or equity holders are persons described in (i) above.

“Family Trust” has the meaning set forth in the preamble hereto but shall also be read to include any trust for the benefit of any spouse, descendant, sibling or descendant of a sibling of any Stockholder that shall hereinafter become a party to this Agreement.

“Incapacity” means, with respect to an individual, that his or her ability to receive and evaluate information effectively or to communicate decisions, or both, is impaired to such an extent that the individual permanently lacks the capacity to manage his or her financial resources, as determined by certification of one licensed physician who is treating such individual for the condition giving rise to the incapacity. Each Stockholder specifically authorizes such a determination to be made by his or her physician.

“Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental body.

“Proxy” has the meaning set forth in Section 1.2.

“Sale Expiration Date” has the meaning set forth in Section 2.3.

“Sale Notice” has the meaning set forth in Section 2.3.

“Sale Offerees” has the meaning set forth in Section 2.3.

“Sale Shares” has the meaning set forth in Section 2.3.

“Seller” has the meaning set forth in Section 2.3.

“Shares” means shares of Common Stock subject to this Agreement.

“Stockholder” means (i) each holder of Common Stock listed on Schedule A annexed hereto and (ii) each Person that acquires Common Stock after the date hereof, in accordance with this Agreement or otherwise, who is a party to this Agreement or becomes a party to this Agreement in accordance with its terms.

“Supermajority Vote” means the affirmative vote of Stockholders holding at least sixty-seven percent (67%) of the Shares held by all Stockholders party to this Agreement.

“Transfer” has the meaning set forth in Section 2.1.

“Trustee” and “Trustees” means, with respect to each of the original trust signatories, the Trustees in office thereunder on the effective date of this Agreement and their successor in the office of Trustee and, with respect to any other trust that becomes a party to the Agreement, the trustees acting thereunder from time to time.

“Voting Stock” has the meaning set forth in the definition of “Change in Control”.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF this Agreement has been executed by each of the parties hereto and shall be effective as of the date first above written.

/s/ David A. Bochnowski
David A. Bochnowski

/s/ Ann M. Bochnowski
Ann M. Bochnowski

/s/ Benjamin J. Bochnowski
Benjamin J. Bochnowski

/s/ Julia M. Kwait
Julia M. Kwait

/s/ John M. Bochnowski
John M. Bochnowski

/s/ James J. Bochnowski
James J. Bochnowski

SCHEDULE A -STOCKHOLDERS

Stockholder	Number of Shares With Power to Vote as of November 21, 2024	Manner In Which Held
David A. Bochnowski	70,682	Through IRA
	263,313	Jointly with spouse
Ann M. Bochnowski	10,839	Through IRA
	263,313	Jointly with spouse
Benjamin J. Bochnowski	21,015	Direct
	1,120	Through IRA
	2,300	Jointly with spouse
	1,821	Through ESPP
	3,976	Restricted Shares
Julia M. Kwait	8,000	Direct
John M. Bochnowski	8.793	Direct
James J. Bochnowski	8,768	Direct

SCHEDULE B

STOCKHOLDERS

David A. Bochnowski

P.O. Box 3117

Munster, IN 46321

Ann M. Bochnowski

P.O. Box 3117

Munster, IN 46321

Benjamin J. Bochnowski

P.O. Box 3117

Munster, IN 46321

Julia M. Kwait

P.O. Box 3117

Munster, IN 46321

John M. Bochnowski

P.O. Box 3117

Munster, IN 46321

James J. Bochnowski

P.O. Box 3117

Munster, IN 46321